                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement              [ ]  Confidential, for use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))

[X]  Definitive proxy statement

[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                INFOGRAMES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:

                                INFOGRAMES, INC.
                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 14, 2002

                            ------------------------

 To the Stockholders of Infogrames, Inc.:

        The 2002 Annual Meeting of Stockholders (the "Annual Meeting") of Infogrames, Inc. (the "Company") will be held at The Dylan Hotel, 52 East 41st Street, Concorde West, Third Floor, New York, New York 10017, on Thursday, November 14, 2002 at 11:00 AM, local time, for the following purposes:

          1.      To elect four Class II directors.

          2. To ratify and approve the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending June 30, 2003.

          3. To transact other such business as may properly come before the Annual Meeting.

         The Board of Directors has fixed the close of business on October 7, 2002 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. Shares of common stock can be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002 is being mailed with this Notice and Proxy Statement on or about October 17, 2002 to all stockholders of record on the record date.

                                       By Order of the Board of Directors

                                       DENIS GUYENNOT
                                       Secretary

Dated: October 16, 2002

WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE YOUR PROXY IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON.

                                INFOGRAMES, INC.
                                417 FIFTH AVENUE
                            NEW YORK, NEW YORK 10016

                            ------------------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 14, 2002

                            ------------------------

                                     GENERAL

         This proxy statement is furnished by the board of directors (the "Board of Directors" or the "Board") of Infogrames, Inc., a Delaware corporation (the "Company"), in connection with the Company's annual meeting of stockholders (the "Annual Meeting") to be held on November 14, 2002. The proxy materials are intended to be mailed on or about October 17, 2002 to the Company's stockholders of record at the close of business on October 7, 2002 (the "Record Date"). As of the Record Date, there were 69,877,752 shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), issued and outstanding. Each holder of shares of Common Stock issued and outstanding on the Record Date is entitled to one vote for each such share held on each matter of business to be considered at the Annual Meeting. The holders of a majority of the voting power of the issued and outstanding Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting.

         The enclosed proxy is solicited by the Board of Directors of the Company. A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by (i) attending the Annual Meeting and voting in person, (ii) duly executing and delivering a proxy bearing a later date or (iii) sending a written notice of revocation to the Company's Secretary.

         If the enclosed proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, it will be voted as specified on the proxy, unless it is properly revoked prior thereto. Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. If no specification is made on the proxy as to the proposals, the shares represented by the proxy will be voted FOR the election of the nominees for directors named herein, FOR the ratification of the appointment of Deloitte & Touche LLP ("Deloitte & Touche") as the Company's independent auditors for the fiscal year ending June 30, 2003 and, with respect to any other matters that may come before the Annual Meeting, at the discretion of the proxy holders.

         The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum.

         Election as a director requires a plurality of votes eligible to be cast by the Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter (the "Votes Cast"). For other proposals to be voted upon at the Annual Meeting, the affirmative vote of a majority of the Votes Cast is required. For the election of directors, votes may be cast in favor of or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions will be treated as Votes Cast with respect to any other proposal set forth in this proxy statement. Accordingly, abstentions will have the same effect as a vote against such proposal. Broker non-votes will not be counted for the purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Therefore, broker non-votes will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular proposal.

         As of the Record Date, California U.S. Holdings, Inc. ("CUSH"), a California corporation and a wholly-owned subsidiary of Infogrames Entertainment S.A. ("Infogrames SA"), beneficially owned approximately 89.49% of the Common Stock, which gives it sufficient voting power to approve each of the proposals.

PROPOSAL 1

                              ELECTION OF DIRECTORS

         The Company's Amended and Restated By-laws (the "By-laws") permit the Board of Directors to adjust the size of the Board from a minimum of four directors to a maximum of fifteen. On November 6, 2001, the Board set the number of directors to nine and appointed David Ward as a director, which appointment was effective as of January 2, 2002. Effective as of January 8, 2002, Steve Denning resigned, as a matter of normal course, from the Board of Directors, the Audit Committee and the Compensation Committee. To replace Mr. Denning, on January 30, 2002, the Board of Directors appointed James Caparro as a director, which appointment was effective as of February 15, 2002.

         Pursuant to the By-laws, the Board of Directors is divided into three classes, with each class currently consisting of directors whose terms are to expire at successive annual meetings. Unless otherwise directed, proxies in the accompanying form will be voted FOR the nominees listed below. The Board of Directors has no knowledge that any nominee will or may be unable to serve or will or may withdraw from nomination. Certain information regarding the Company's directors and director nominees is set forth below. Each director has served continuously with the Company since his or her first election as indicated below.

                                    NOMINEES

CLASS II DIRECTORS -- TERMS TO EXPIRE IN 2004

         The following persons, if elected, will serve as directors until the 2004 Annual Meeting or until their successors are elected and qualified:

         NAME                                                            AGE
         ----                                                            ---
         James Caparro.................................................   50
         Denis Guyennot................................................   39
         Ann Kronen....................................................   44
         David Ward....................................................   54

         JAMES CAPARRO has served as a director of the Company since February 15, 2002. He is currently the Chief Executive Officer of WEA Corp., the company responsible for the sales, marketing, packaging, manufacturing and distribution of music, video and other intellectual property owned and controlled by the Warner Music Group. From 1998 through 2001, Mr. Caparro was the Chairman and CEO of the Island Def Jam Music Group, part of the Universal Music Group. From 1988 through 1998, Mr. Caparro was CEO of PolyGram Group Distribution and its divisions (Distribution, Video, Merchandising, PolyMedia, New Media Business Development), a member of the PolyGram Group of companies.

         DENIS GUYENNOT has served as a director of the Company since February 10, 2000. Since February 19, 2000, he has also served as President, Chief Operating Officer and Secretary of the Company. From January 1999 to January 2000, Mr. Guyennot served as President of Distribution for Infogrames Entertainment Europe. From July 1998 to January 1999, Mr. Guyennot served as President of Infogrames Europe's Southern Region. In 1988, Mr. Guyennot founded Ecudis, a distributor of interactive software in Europe, which was acquired by Infogrames in July 1998.

         ANN E. KRONEN has served as a director of the Company since February 10, 2000. Since 1996, Ms. Kronen has been an independent consultant specializing in strategic planning and management development issues. Previously, she was Vice President of Product Development for Disney Educational Publishing.

         DAVID WARD has served as a director of the Company since January 2, 2002. Since June 17, 1996, Mr. Ward has also been a director of Infogrames Entertainment S.A., the Company's parent corporation. Mr. Ward has also served as the Managing Director and member of the Board of Directors of Infogrames UK (formerly known as Ocean) and a director of Grey Phantom.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES TO
                            THE BOARD OF DIRECTORS.

                                 OTHER DIRECTORS

CLASS II DIRECTORS -- TERMS TO EXPIRE IN 2003

         The following persons will continue to serve as directors until the 2003 Annual Meeting or until their successors are elected and qualified:

        NAME                                                            AGE
        ----                                                            ---
        James Ackerly.............................................      53
        Thomas Heymann............................................      45
        Thomas Mitchell...........................................      63
        Thomas Schmider...........................................      40

         JAMES ACKERLY has served as a director of the Company since June 14, 2001. He is currently president of Splinternet Communications, Inc., an operator of offshore internet service providers and provider of international communications services.

         THOMAS A. HEYMANN has served as a director since February 8, 1999. From February 8, 1999 until February 10, 2000, he was Chairman of the Board and Chief Executive Officer of the Company. From November 1994 to February 1999, Mr. Heymann was President of The Disney Store, Inc. Since May 2000, Mr. Heymann has been the Managing Director of Digital Coast Ventures. Mr. Heymann also serves on the board of directors of mp3.com as well as the boards of several private companies.

         THOMAS MITCHELL has served as a director of the Company since January 3, 2001. Until his retirement in 1999, Mr. Mitchell served as a Senior Audit Partner at Ernst & Young and also served as the Co-Chairman of Ernst & Young Multinational Partner Group. Mr. Mitchell also serves on the audit and compliance committees of several not-for-profit organizations.

         THOMAS SCHMIDER has served as a director of the Company since December 16, 1999. Since June 1983, Mr. Schmider has been the Managing Director of Infogrames SA. Mr. Schmider also serves on the board of directors of several private companies that are affiliates of Infogrames SA.

CLASS III DIRECTOR -- TERM TO EXPIRE IN 2004

         The following person will serve as a Class III director until the 2004 Annual Meeting or until his successor is elected and qualified:

         NAME                                                     AGE
         ----                                                     ---
         Bruno Bonnell......................................       44

         BRUNO BONNELL has served as a director since December 16, 1999 and has been Chairman of the Board and Chief Executive Officer of the Company since February 11, 2000. Since June 1983, Mr. Bonnell has also been the Chairman of the Board of Directors and Chief Executive Officer of Infogrames SA, the Company's parent corporation.

      FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES

BOARD OF DIRECTORS

         The Board of Directors of the Company directs the management of the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board of Directors, an Audit Committee and a Compensation Committee. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

         The Board of Directors held six meetings during the fiscal year ended June 30, 2002. During the period in which he or she served as a director, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors plus the total number of meetings of the committees of the Board of Directors on which he or she served.

         Effective as of January 8, 2002, Steve Denning, the Executive Managing Member of General Atlantic Partners, LLC ("GAP"), resigned, as a matter of normal course, from the Board of Directors, the Audit Committee and the Compensation Committee. Since GAP is a shareholder of the Company, upon request by GAP, the Company agreed to permit a representative from GAP to attend meetings of the Board of Directors as an observer only with no voting power. To fill the vacant position after Mr. Denning's resignation, the Board of Directors appointed Mr. Caparro as a director, which appointment was effective as of February 15, 2002.

AUDIT COMMITTEE

         The Audit Committee currently is composed of Mr. Ackerly, Mr. Caparro and Mr. Mitchell, each an independent director, to comply with Nasdaq's amended Nasdaq Marketplace Rules (the "Rules"). Prior to January 8, 2002, the Audit Committee was composed of Mr. Ackerly, Mr. Denning and Mr. Mitchell. The Board of Directors has adopted an Amended and Restated Audit Committee Charter during the fiscal year ended June 30, 2000. The Audit Committee reviews the adequacy of internal controls, the scope and results of annual audits and other services provided by the Company's independent public accountants. The Audit Committee met five times during the fiscal year ended June 30, 2002.

COMPENSATION COMMITTEE

         The Compensation Committee was established by the Board of Directors on February 1, 2001. The Compensation Committee is composed of Mr. Guyennot, Mr. Heymann and Ms. Kronen. Prior to January 8, 2002, the Compensation Committee was composed of Mr. Guyennot, Mr. Heymann, Ms. Kronen and Mr. Denning. Following the acquisition by Infogrames SA of its interest in the Company and until the creation of the Compensation Committee, the Board of Directors acted in the interim as a whole with respect to the Company's compensation plans, programs and policies for executive officers, monitoring the performance and compensation of executive officers and other key employees, and related decisions concerning matters of executive compensation. The Compensation Committee met twice during the fiscal year ended June 30, 2002.

OTHER COMMITTEES

         The Company does not have a nominating/corporate governance committee but the Board of Directors is in the process of establishing a nominating/corporate governance committee composed of a majority of independent directors. In the meantime, the functions customarily performed by a nominating/corporate governance committee are being performed by the Board of Directors as a whole. Any stockholder who wishes to make a nomination at an annual or special meeting for the election of directors must do so in compliance with the applicable procedures set forth in the Company's By-laws.

DIRECTOR COMPENSATION

         Directors who are also employed by the Company, Infogrames SA or any subsidiary of Infogrames SA do not receive any compensation for their service on the Board of Directors. Effective February 1, 2001, each non-employee director serving on the Board of Directors is given (i) an annual retainer of $15,000,
(ii) an annual stock option grant for 5,000 shares of the Company's common stock and (iii) a one-time stock option grant for 15,000 shares of the Company's common stock upon joining the Board of Directors.

                        EXECUTIVE OFFICERS OF THE COMPANY

         Set forth below is certain information concerning each of the current executive officers of the Company. Further information concerning Bruno Bonnell and Denis Guyennot is presented above under the caption "Election of Directors."

NAME                    AGE    POSITION
----                    ---    --------
Bruno Bonnell.........   44    Chief Executive Officer
Denis Guyennot........   39    President, Chief Operating Officer and Secretary
Harry M. Rubin........   49    Senior Executive Vice President
David J. Fremed.......   42    Senior Vice President and Chief Financial Officer
Lisa S. Rothblum......   50    Senior Vice President, General Counsel and
                               Assistant Secretary

         HARRY M. RUBIN has served as Senior Executive Vice President of the Company since January 1, 2001. From April 1998 until September 2000, Mr. Rubin was the President of the International Division of the Company. Prior to that, Mr. Rubin was Executive Vice President and General Manager, International Division and Business Affairs of the Company.

         DAVID J. FREMED has served as Senior Vice President and Chief Financial Officer of the Company since May 8, 2000. From 1996 until May 2000, Mr. Fremed served in various financial capacities, including Chief Financial Officer and Treasurer of Marvel Enterprises, Inc. (formerly Toy Biz, Inc.). Prior to that, Mr. Fremed was Vice President and Controller of Toy Biz, Inc.

         LISA S. ROTHBLUM has served as Senior Vice President, Legal and Business Affairs, and General Counsel of the Company since September 18, 2000. On February 1, 2001, Ms. Rothblum was appointed by the Board of Directors to serve as the Company's Assistant Secretary. From 1982 to 1999, Ms. Rothblum was Senior Vice President of Legal Affairs and General Counsel of PolyGram Holding, Inc. (now known as Universal Vivendi), and served as that company's Corporate Secretary. Prior to that, Ms. Rothblum was a litigation associate at Greenbaum Wolff & Ernst and a Staff Attorney at the New York Office of the Securities and Exchange Committee, Branch of Enforcement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the directors and executive officers of the Company and persons who beneficially own more than ten percent of the Company's common stock (collectively, the "Reporting Persons") to report their ownership of and transactions in the Company's common stock to the SEC. Copies of these reports are also required to be supplied to the Company. The Company believes, upon a review of the copies of such reports received by the Company and written representations furnished by the Reporting Persons to the Company, that during the fiscal year ended June 30, 2002 the Reporting Persons complied with all applicable Section 16(a) reporting requirements.

EXECUTIVE COMPENSATION

         The following table sets forth information concerning compensation earned by the Company's Chief Executive Officer and its four most highly compensated executive officers (collectively, the "Named Executive Officers") for the last three fiscal years, if applicable.

                           SUMMARY COMPENSATION TABLE

                                                                                                            LONG-TERM
                                                      ANNUAL COMPENSATION                                 COMPENSATION
                                        ---------------------------------------------------     -----------------------------------
                                                                                                 SECURITIES
                                                                            OTHER ANNUAL         UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR    SALARY($)       BONUS($)    COMPENSATION($)       OPTIONS(#)       COMPENSATION($)
---------------------------             ----    ---------     ----------    ---------------     ------------      -----------------
Bruno Bonnell..............             2002    200,000           +               --              300,000                 --
   Chief Executive Officer              2001         --            --         60,000(1)         1,000,000                 --
                                        2000         --            --             --              200,000                 --
-----------------------------------------------------------------------------------------------------------------------------------
Denis Guyennot.............             2002    300,000           +          272,702(2)           150,000              7,800(3)
   President, Chief Operating           2001    300,000       162,000(4)     258,832(5)           500,000              4,200(3)
   Officer and Secretary                2000     75,000(6)    100,000(7)      71,329(8)           100,000                 --

-----------------------------------------------------------------------------------------------------------------------------------
Harry M. Rubin.............             2002    350,000(9)        +           32,500(10)          100,000             10,899(11)
   Senior Executive Vice President      2001    360,000(12)   170,000(4)      27,000(10)          150,000          1,602,475(13)
                                        2000    420,385        58,000(14)     24,000(10)           50,000                 --
-----------------------------------------------------------------------------------------------------------------------------------
David J. Fremed............             2002    275,000           +              --                30,000              6,501(3)
   Senior Vice President and            2001    275,000        94,000(4)         --                50,000              5,499(3)
    Chief Financial Officer             2000     45,833(15)    20,000(7)         --                30,000                 --
-----------------------------------------------------------------------------------------------------------------------------------
Lisa S. Rothblum ..........             2002    275,000           +              --                30,000              5,813(3)
   Senior Vice President, General       2001    211,979(16)    82,000(4)         --                60,000(17)          4,313(3)
   Counsel and Assistant Secretary
-----------------------------------------------------------------------------------------------------------------------------------

(1)      Represents housing allowance from January 2001 through May 2001.

(2) (i) $222,017 of this amount represents housing allowance and (ii) $50,685 of this amount represents car allowance.

(3) Represents Company contributions on behalf of the Named Executive Officers to the Company's 401(k) Profit Sharing Plan.

(4) 50% of this bonus amount was paid on July 20, 2001 and the remaining 50% of this amount was paid on October 5, 2001.

(5) (i) $171,008 of this amount represents housing allowance, (ii) $41,139 of this amount represents car allowance and (iii) $46,685 of this amount represents relocation allowance.

(6) Mr. Guyennot became President, Chief Operating Officer and Secretary of the Company on February 19, 2000 and joined the Company's payroll on April 3, 2000. This amount represents payment of salary from April 3, 2000 through June 30, 2000 based on his annual salary of $300,000.

(7)      Represents sign-on bonus.

(8) (i) $65,000 of this amount represents housing allowance and (ii) $6,329 of this amount represents car allowance.

(9) Mr. Rubin entered into a new employment agreement with the Company effective January 1, 2002. (See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements - Employment Agreement with Harry M. Rubin"). Represents payment of salary from (i) July 2001 through December 2001 based on his annual salary of $300,000 and (ii) from January 2002 through June 2002 based on his annual salary of $400,000.

(10)     Represents car allowance.

(11) Represents (i) $2,424 of expenses related to medical benefits and (ii) $8,475 of the Company's contribution on behalf of Mr. Rubin to the Company's 401(k) Profit Sharing Plan.

(12) Represents payment of salary from (i) July 2000 through December 2000 based on his annual salary of $420,385 and (ii) from January 2001 through June 2001 based on his annual salary of $300,000.

(13) Represents (i) $1,600,000 of payment made upon entering into an employment letter dated December 21, 2000 and (ii) $2,475 of the Company's contribution on behalf of Mr. Rubin to the Company's 401(k) Profit Sharing Plan.

(14)     Represents bonus earned during the fiscal year ended March 31, 1999.

(15) Mr. Fremed became Senior Vice President and Chief Financial Officer of the Company on May 8, 2000. This amount represents payment of salary from May 8, 2000 through June 30, 2000 based on his annual salary of $275,000.

(16) Ms. Rothblum became Senior Vice President and General Counsel of the Company on September 18, 2000. This amount represents payment of salary from September 18, 2000 through June 30, 2001, based on her annual salary of $275,000.

(17)     10,000 of these common stock options represent sign-on bonus.

(+) Bonus amounts have not yet been determined as of the date hereof and will be determined by December 2002.

         For use by the Company's executive officers, directors, consultants and relocating executives, the Company leases one corporate apartment in New York City, which lease expires in August 2003.

         Shown below is information regarding stock options granted under the Company's stock incentive plans to the Named Executive Officers during the fiscal year ended June 30, 2002. The following table also shows the hypothetical value of the options granted at the end of the option terms (ten years) if the stock price were to appreciate annually by 5% and 10%, respectively. These assumed rates of growth are required by the SEC for illustration purposes only and are not intended to forecast possible future stock prices.

                        OPTION GRANTS IN LAST FISCAL YEAR

   NAMED EXECUTIVE          NUMBER OF      PERCENT OF TOTAL   EXERCISE PRICE     EXPIRATION DATE   POTENTIAL REALIZABLE VALUE AT
       OFFICER             SECURITIES       OPTIONS GRANTED     PER SHARE(2)                       ASSUMED ANNUAL RATES OF STOCK
                           UNDERLYING       TO EMPLOYEES IN                                        PRICE APPRECIATION FOR OPTION
                            OPTIONS        FISCAL YEAR(1)                                                    TERM(3)
                           GRANTED(#)
                                                                                                         5%             10%

---------------------------------------------------------------------------------------------------------------------------------

Bruno Bonnell                300,000(4)             26.44%         $7.60            07/13/11           $1,433,880      $3,633,720

---------------------------------------------------------------------------------------------------------------------------------

Denis Guyennot               150,000(4)             13.22%         $7.60            07/13/11           $  716,940      $1,816,860

---------------------------------------------------------------------------------------------------------------------------------

Harry M. Rubin               100,000(4)              8.81%         $7.60            07/13/11           $  477,960      $1,211,240

---------------------------------------------------------------------------------------------------------------------------------

David J. Fremed               30,000(4)              2.64%         $7.60            07/13/11           $  143,388      $  363,372

---------------------------------------------------------------------------------------------------------------------------------

Lisa S. Rothblum              30,000(4)              2.64%         $7.60            07/13/11           $  143,388      $  363,372

--------------------------------------------------------

(1) The Company granted 1,134,540 Common Stock options to employees during fiscal year ended June 30, 2002.

(2) The exercise price is equal to the fair market value of the Company's common stock on the close of the last business day prior to the date of grant.

(3) Represents the product of (i) the difference between (A) the product of the per-share fair market value at the time of the grant compounded annually at the assumed rate of appreciation over the term of the option, and (B) the per-share exercise price of the option, and (ii) the number of shares underlying the grant at the fiscal year end.

(4) 25% of the options became exercisable on July 13, 2002 and 6.25% of the options will become exercisable each calendar quarter thereafter.

         Shown below is information relating to the exercise of stock options during the fiscal year ended June 30, 2002 for each of the Company's Named Executive Officers and the year-end value of unexercised options held by the Named Executive Officers.

             AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                                                     NUMBER OF          VALUE OF UNEXERCISED
                                                                               SECURITIES UNDERLYING        IN-THE-MONEY
                                                                                UNEXERCISED OPTIONS          OPTIONS AT
                                              SHARES                           AT JUNE 30, 2002 (#)     JUNE 30, 2002 ($)(1)
                                            ACQUIRED ON         VALUE              (EXERCISABLE/            (EXERCISABLE/
NAME                                        EXERCISE(#)      REALIZED($)          UNEXERCISABLE)           UNEXERCISABLE)
----                                        -----------      -----------          --------------           --------------
Bruno Bonnell...........................          0              $0.00         556,250/943,750                     0/0(2)
Denis Guyennot..........................          0               0.00         287,500/462,500                     0/0(2)
Harry M. Rubin..........................          0               0.00         187,421/178,125                     0/0(2)
David J. Fremed.........................          0               0.00           44,375/65,625                     0/0(2)
Lisa S. Rothblum........................          0               0.00           33,750/56,250                     0/0(2)

(1) Market value of underlying shares of Common Stock on June 28, 2002 ($2.73), minus the aggregate exercise price.

(2) No options are in-the-money as of June 28, 2002 since the fair market value (i.e., $2.73) does not exceed the exercise price of the options.

EQUITY COMPENSATION PLAN INFORMATION

 Stock Incentive Plans

          The Company has three equity incentive plans (collectively, the "Plans") under which options to purchase shares of its common stock are authorized for grant to employees, officers, Board of Directors, consultants and others: (i) the 1995 Stock Incentive Plan, (ii) the 1997 Stock Incentive Plan and (iii) the 2000 Stock Incentive Plan, which have been approved by the Company's shareholders (See Footnote 2 for description of each Plan). The Plans do not include the stock option plan of Shiny Entertainment, Inc. ("Shiny"), which the Company assumed in connection with the acquisition of Shiny (the "Shiny Acquisition").

         The following table gives aggregate information regarding grants under the Plans through June 30, 2002.

        PLAN CATEGORY(1)          NUMBER OF SECURITIES TO BE     WEIGHTED AVERAGE EXERCISE        NUMBER OF SECURITIES
                                    ISSUED UPON EXERCISE OF        PRICE OF OUTSTANDING         REMAINING AVAILABLE FOR
                                     OUTSTANDING OPTIONS,      OPTIONS, WARRANTS AND RIGHTS         FUTURE ISSUANCE
                                      WARRANTS AND RIGHTS
-----------------------------------------------------------------------------------------------------------------------
EQUITY COMPENSATION PLANS                  6,138,557                      $11.50                       6,849,524
APPROVED BY SECURITY HOLDERS(2)

-----------------------------------------------------------------------------------------------------------------------

TOTAL                                      6,138,557                      $11.50                       6,849,524
-----------------------------------------------------------------------------------------------------------------------

(1) The above table does not include information for Shiny Entertainment, Inc. 1995 Stock Incentive Plan (the "Shiny Plan"), which the Company assumed in connection with the Shiny Acquisition. On July 15, 2002, the Company converted the options which were granted under the Shiny Plan prior to the Shiny Acquisition into options of the Company. A total of 169,500 options granted under the Shiny Plan were converted to 248,224 options of the Company, having a weighted average exercise price of $0.34. Other than those options which were granted and converted, no option will be granted under the Shiny Plan.

(2) 1995 Stock Incentive Plan. The 1995 Stock Incentive Plan, as amended (the "1995 Plan"), was approved by the shareholders of the Company. As of June 30, 2002, the total number of stock options available for granting under the 1995 Plan is 846,527 and the total number of options granted is 579,105. The Company does not plan to grant any additional options under the 1995 Plan.

         1997 Stock Incentive Plan. The 1997 Stock Incentive Plan, as amended (the "1997 Plan"), was approved by the shareholders of the Company. As of June 30, 2002, the total number of stock options available for granting under the 1997 Plan is 514,988 and the total number of options granted is 1,052,456. The Company does not plan to grant any additional options under the 1997 Plan.

         2000 Stock Incentive Plan. The 2000 Stock Incentive Plan, as amended (the "2000 Plan"), was approved by the shareholders of the Company. As of June 30, 2002, the total number of stock options available for granting under the 2000 Plan is 5,488,009 and the total number of options granted is 4,506,996.

         Exercise Price. The exercise price for options granted under the Plans is equal to the fair market value of the Company's common stock on the close of the last business day prior to the date of grant.

Employee Stock Purchase Plan

         The Company currently has the Employee Stock Purchase Plan (the "ESPP") and has reserved 200,000 (adjusted to reflect the one-for-five reverse stock split effected on June 26, 2000) shares of its common stock for issuance under the ESPP. The purpose of the ESPP is to give employees of the Company, and certain of the Company's affiliates, an opportunity to purchase common stock of the Company every six months through payroll deduction. The purchase price of each share is 85% of the lower of the fair market value on the first or last day of each six-month period. Employees may purchase shares having a value not exceeding 10% of their gross compensation during a six-month period. As of June 30, 2002, there were 54,227 shares remaining which are available for future purchases by the Company's employees under the ESPP.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

Employment Agreement with Harry M. Rubin

         The Company and Harry M. Rubin entered into an employment agreement (the "Rubin Employment Agreement"), which is effective as of June 1, 2002. The Term of the Rubin Employment Agreement will continue through May 31, 2007, and may be extended for five additional years under terms that are identical to those contained in the Rubin Employment Agreement.

          Under the Rubin Employment Agreement, Mr. Rubin receives an annual salary of $400,000 retroactive to January 1, 2002, and is eligible to receive an annual increase in the base salary of five percent. Additionally, Mr. Rubin is eligible to receive an annual bonus of up to 50.0% of his base salary and receives a car allowance of $3,000 per month.

          If, during the Term, Mr. Rubin's employment is terminated by (a) the Company with Cause (as defined in the Rubin Employment Agreement), (b) Mr. Rubin's retirement or (c) reason of Mr. Rubin's voluntary resignation (other than with Good Reason, as defined in the Rubin Employment Agreement, which definition includes certain Change of Control events), then Mr. Rubin will receive only a pro rata portion of the base salary and car allowance through such date of termination.

          If, during the Term, Mr. Rubin's employment is terminated (a) by the Company for reasons other than for Cause or Mr. Rubin's death or disability or
(b) by Mr. Rubin for Good Reason, then Mr. Rubin will receive (i) any portion of his base salary and car allowance payable through the date of termination that remains unpaid, (ii) a lump sum cash severance payment equal to the base salary and car allowance that Mr. Rubin would have otherwise received but for the termination, for a period that is the greater of either (A) the remainder of the Term had termination not occurred, or (B) three years from the effective date of termination, and (iii) a bonus of 50.0% of such aggregate base salary payable to him.

          At least 30 days prior to the expiration of the Rubin Employment Agreement, the Company may propose a five year extension of the Rubin Employment Agreement under identical terms. If the Company fails to make this proposal at least 30 days prior to the expiration (or subsequently revokes its proposal), Mr. Rubin will be entitled to receive a lump-sum cash severance payment equal to the base salary and car allowance that Mr. Rubin would have received if the Term of the Rubin Employment Agreement had remained in effect for an additional two years, plus an amount equal to 50.0% of such aggregate base salary. If the Company proposes to extend the Term of the Rubin Employment Agreement, but Mr. Rubin rejects such proposal, Mr. Rubin will be entitled to receive a lump-sum cash severance payment equal to the base salary and car allowance that Mr. Rubin would have received if the Term of the Rubin Employment Agreement had remained in effect for an additional one year, plus an amount equal to 50.0% of such aggregate base salary.

          Furthermore, in the event of a Change of Control of the Company, all stock options granted to Mr. Rubin prior to the Change of Control event will vest in full immediately.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors is composed of Mr. Guyennot, the President, Chief Operating Officer and Secretary of the Company, Mr. Heymann, a former Chief Executive Officer of the Company, and Ms. Kronen, a director and consultant of the Company.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee was established by the Board of Directors on February 1, 2001. The Compensation Committee is composed of Mr. Guyennot, Mr. Heymann and Ms. Kronen. Prior to January 8, 2002, the Compensation Committee was composed of Mr. Guyennot, Mr. Heymann, Ms. Kronen and Mr. Denning. Following the acquisition by Infogrames SA of its interest in the Company and until the creation of the Compensation Committee, the Board of Directors acted in the interim as a whole with respect to the Company's compensation plans, programs and policies for executive officers, monitoring the performance and compensation of executive officers and other key employees, and related decisions concerning matters of executive compensation.

         Executive Compensation Philosophy and Policies. The Compensation Committee recognizes the critical role of its executive officers in the future growth and success of the Company. Accordingly, the Company's executive compensation policies are designed to: (i) align the interests of executive officers and stockholders by encouraging stock ownership by executive officers and by making a significant portion of executive compensation dependent upon the Company's financial performance; (ii) provide compensation that will attract and retain superior talent; (iii) reward individual results through base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various other benefits, including a 401(k) profit sharing plan and life and medical insurance plans; and (iv) manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform a particular job successfully.

         In establishing salary, bonuses and long-term incentive compensation for executive officers, the Compensation Committee takes into account both the position and expertise of the particular executive, as well as its understanding of competitive compensation for similarly situated executives in the Company's industry. In this regard, the Company retains consultants to advise it on compensation trends and levels and to assure it that the Company's compensation policies and guidelines are both competitive and appropriate for its size and industry position. Annual increases to base salaries (as opposed to bonuses, which are based upon guidelines established by the Compensation Committee) for executive officers are based on the terms of existing employment agreements, and in some cases the discretion of the Compensation Committee based on individual performance. For all other employees, the Company has a formal Company-wide merit budget program pursuant to which the Company establishes separate budgeted amounts for base salary increases due to (a) merit and (b) promotions and market adjustments. Formal performance appraisals are, and will continue to be, an integral part of the merit review process.

         During the fiscal year ended June 30, 2002, the Compensation Committee did not implement a formal bonus program for executives or other employees of the Company. The Compensation Committee has the ability to grant discretionary bonuses to employees for significant individual accomplishments.

         Compensation of the Chief Executive Officer. During the fiscal year ended June 30, 2002, the Board of Directors approved an annual payment of up to $200,000 to Bruno Bonnell, the Company's current Chief Executive Officer, to reimburse Mr. Bonnell of certain business expenses incurred by him.

         Stock Incentive Plans. Stock options are granted under the provisions of the Company's 1995, 1997 and 2000 Stock Incentive Plans (the "Stock Incentive Plans"). Stock options are an important part of the Company's long-term incentive strategy and are granted to reinforce the importance of improving stockholder value over the long term by directly linking executive compensation to the Company performance. Option grant levels have been patterned after industry-competitive long-term incentive compensation practices and criteria established by the Compensation Committee, including, but not limited to, responsibility level and salary. Stock options are granted at 100% of the fair market value of the stock on the date of grant to ensure that the executives can only be rewarded for appreciation in the price of the Common Stock when the Company's stockholders are similarly benefited.

         401(k) Profit Sharing Plan. The Company has a profit sharing and savings plan (the "401(k) Plan"). Under the 401(k) Plan, all Company's employees with three months of service and who are at least 18 years of age are eligible to participate in the 401(k) Plan. The Company may limit participation by highly compensated employees to comply with the Internal Revenue Code of 1986, as amended (the "Code"), with respect to the Code's nondiscrimination requirements. Pursuant to the 401(k) Plan, employees may elect to contribute up to 18% of their current compensation, subject to statutorily prescribed limitations to the 401(k) Plan. The 401(k) Plan also permits the Company to provide a 100% matching contribution for full-time employees who are employed as of the end of each quarter, up to a maximum matching contribution of 3% of an employee's compensation and 50% of the next 6% of compensation, subject to statutory limitations. The Company may also make a discretionary contribution to the 401(k) Plan which will be allocated to the accounts of participants, based on their relative compensation levels.

                                            Compensation Committee

                                            Denis Guyennot
                                            Thomas A. Heymann
                                            Ann E. Kronen

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         The Audit Committee currently is composed of Mr. Ackerly, Mr. Caparro and Mr. Mitchell, each an "independent director", as such term is defined under Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards, to comply with Nasdaq's amended Nasdaq Marketplace Rules (the "Rules"). Prior to January 8, 2002, the Audit Committee was composed of Mr. Ackerly, Mr. Denning and Mr. Mitchell.

         The Audit Committee reviews the adequacy of internal controls, the scope and results of annual audits and other services provided by the Company's independent public accountants, and assesses the independence of the Company's independent accountants. The Audit Committee met five times during the fiscal year ended June 30, 2002.

         The Audit Committee has received the written disclosures and letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). Additionally, the Audit Committee has discussed with management and the independent accountants the Company's financial statements. On the basis of the reviews and discussions mentioned, the Audit Committee recommended that the audited financial statements be included in the Company's Annual Report on Form 10-K for filing with the SEC.

                                  Audit Committee

                                  James Ackerly
                                  James Caparro
                                  Thomas Mitchell

AUDIT FEES

         For the fiscal year ended June 30, 2002, Deloitte & Touche, our independent auditor, billed the approximate fees set forth below.

     Audit Fees                                                    $ 622,500
     Financial Information Systems Design and Implementation Fees  $       0
     All Other Fees                                                $       0
     ---------------------------------------------------------------------------
     Total Fees                                                    $ 622,500

                             STOCK PERFORMANCE GRAPH

         The following graph depicts the cumulative total return on the Common Stock compared to the cumulative total return for the Nasdaq National Market index and a peer group selected by the Company on an industry and line-of-business basis. Such peer group consists of Electronic Arts Inc., THQ, Inc., Activision, Inc., Take Two Interactive, Inc., and Sega Corporation, among others. The graph assumes an investment of $100 on June 30, 1997. Reinvestment of dividends is assumed in all cases.

                                  [LINE GRAPH]

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information, as of September 16, 2002, concerning the Common Stock of the Company beneficially owned by (i) each director and nominee of the Company, (ii) the Named Executive Officers and all executive officers and directors as a group and (iii) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the knowledge of the Company, sole voting and dispositive power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                                                      AMOUNT AND NATURE
                                                                                        OF BENEFICIAL
                                                                                     OWNERSHIP OF SHARES
NAME OF BENEFICIAL OWNER                                                             OF COMMON STOCK(1)       PERCENTAGE**
California U.S. Holdings, Inc..................................................          69,440,989(2)           89.49%
    1, Place Verrazzano, 69252 Lyon Cedex 09, France
Infogrames Entertainment S.A...................................................          71,612,518(3)           89.78%
    1, Place Verrazzano, 69252 Lyon Cedex 09, France
Bruno Bonnell..................................................................          72,231,268(4)           89.85%
Thomas Schmider................................................................           71,675,018(5)          89.78%
Thomas Heymann.................................................................             121,900(6)                *
Ann E. Kronen..................................................................              37,500(7)                *
Denis Guyennot.................................................................             336,386(8)                *
Thomas Mitchell................................................................              11,750(9)                *
James Ackerly..................................................................               4,375(10)               *
David Ward.....................................................................                   0(11)               *
James Caparro..................................................................                   0(12)               *
Harry M. Rubin.................................................................             197,216 (13)              *
David J. Fremed................................................................              47,840 (14)              *
Lisa S. Rothblum...............................................................              42,956(15)               *
All named executive officers and directors as a group (14 persons).............           73,063,839(16)         89.96%

*        Less than 1%.

** As of September 16, 2002, 69,825,571 shares of Common Stock were outstanding, excluding shares issuable upon exercise or conversion of outstanding options, warrants, convertible notes and other convertible securities.

(1) For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the beneficial owners of shares of Common Stock listed above have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have "beneficial ownership" of any shares that such person has the right to acquire within 60 days following September 16, 2002. For purposes of calculating the percentage of outstanding shares held by each person listed above, any shares which such person has the right to acquire by September 16, 2002 are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.

(2) Includes (i) a proxy for the vote of 260,000 shares of Common Stock held by the Cayre family; and (ii) 7,510,773 shares of Common Stock issuable upon conversion of a convertible note. Infogrames SA may be deemed to beneficially own all of the shares held by CUSH because CUSH is a wholly-owned subsidiary of Infogrames SA. Mr. Bruno Bonnell may be deemed to beneficially own all of the shares held by CUSH because he is the Chairman of the Board of Directors, President and Chief Executive Officer of Infogrames SA. Mr. Thomas Schmider may be deemed to beneficially own all of the shares held by CUSH because he is the Managing Director of Infogrames SA. Each of Mr. Bonnell and Mr. Schmider disclaims beneficial ownership of such shares.

(3) Includes (i) a proxy for the vote of 260,000 shares of Common Stock held by the Cayre family, (ii) 7,510,773 shares of Common Stock issuable upon conversion of a convertible note and (iii) 2,171,529 shares of Common Stock issuable upon conversion of convertible notes purchased from General Atlantic Partners 54, L.P. and GAP Coinvestment Partners II, L.P. on December 28, 2001. Infogrames SA may be deemed to beneficially own all of the shares held by CUSH because CUSH is a wholly-owned subsidiary of Infogrames SA. Mr. Bruno Bonnell may be deemed to beneficially own all of the shares held by CUSH because he is the Chairman of the Board of Directors, President and Chief Executive Officer of Infogrames SA. Mr. Thomas Schmider may be deemed to beneficially own all of the shares held by CUSH because he is the Managing Director of Infogrames SA. Each of Mr. Bonnell and Mr. Schmider disclaims beneficial ownership of such shares.

(4) See footnote 3. Mr. Bonnell is a Director, Chairman of the Board and Chief Executive Officer of the Company. Mr. Bonnell is the beneficial owner of approximately 6.78% of Infogrames SA. Includes 618,750 shares that can be acquired through stock option exercises within 60 days following September 16, 2002.

(5) See footnote 3. Mr. Schmider is a Director of the Company. Mr. Schmider is the beneficial owner of approximately 6.32% of Infogrames SA. Includes 62,500 shares that can be acquired through stock option exercises within 60 days following September 16, 2002.

(6) Mr. Heymann is a Director of the Company. Represents 121,900 shares that can be acquired through stock option exercises within 60 days following September 16, 2002.

(7) Ms. Kronen is a Director of the Company. Represents 3,000 shares owned by Ms. Kronen and 34,500 shares that can be acquired through stock option exercises within 60 days following September 16, 2002.

(8) Mr. Guyennot is a Director, President, Chief Operating Officer and Secretary of the Company. Represents 17,636 shares owned by Mr. Guyennot and 318,750 shares that can be acquired through stock option exercises within 60 days following September 16, 2002.

(9) Mr. Mitchell is a Director of the Company. Represents 3,000 shares owned by Mr. Mitchell and 8,750 shares that can be acquired through stock option exercises within 60 days following September 16, 2002.

(10) Mr. Ackerly is a Director of the Company. Represents 4,375 shares that can be acquired through stock option exercises within 60 days following September 16, 2002.

(11)     Mr. Ward is a Director of the Company.

(12)     Mr. Caparro is a Director of the Company.

(13) Mr. Rubin is Senior Executive Vice President of the Company. Represents 420 shares owned by Mr. Rubin and 196,796 shares that can be acquired through stock option exercises within 60 days following September 16, 2002.

(14) Mr. Fremed is Senior Vice President, Finance and Chief Financial Officer of the Company. Represents 340 shares owned by Mr. Fremed and 47,500 shares that can be acquired through stock option exercises within 60 days following September 16, 2002.

(15) Ms. Rothblum is Senior Vice President, General Counsel and Assistant Secretary of the Company. Represents 5,456 shares owned by Ms. Rothblum and 37,500 shares that can be acquired through stock option exercises within 60 days following September 16, 2002.

(16) See footnote 1. Includes (i) a proxy for the vote of 260,000 shares of Common Stock held by the Cayre family; (ii) 7,510,773 shares issuable upon conversion of the note held by CUSH; (iii) 2,171,529 shares issuable upon conversion of the notes held by Infogrames SA; and (iv) 1,451,321 shares subject to options exercisable within 60 days following September 16, 2002.

CHANGE OF CONTROL OF THE COMPANY

         During the fiscal year ended June 30, 2002, no event has occurred which resulted in a change of control of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATED PARTY TRANSACTIONS

Transactions with Infogrames SA

    -    INA Merger

         On October 2, 2000 the Company completed a merger with INA, a wholly-owned subsidiary of its majority shareholder Infogrames SA, (the "INA Merger"). This transaction was treated as a common control business combination accounted for on an "as-if pooled" basis. The following outlines the transactions consummated by the Company as of October 2, 2000:

         a) The Company and Infogrames SA entered into a distribution agreement, which provides for the distribution by the Company of Infogrames SA's products in the United States, Canada and their territories and possessions, pursuant to which the Company will pay Infogrames SA either 30.0% of the gross profit on such products or 130.0% of the royalty rate due to the developer, whichever is greater.

         b) All outstanding debt under the Company's revolving credit agreement (the "Credit Agreement") and certain intercompany payables between the Company and Infogrames SA were converted into the Company's common stock at $6.40 a share. The balance of the Credit Agreement and certain intercompany payables prior to the merger was approximately $128.6 million which converted to 20,089,224 shares of the Company's common stock. In addition, the Company amended the Credit Agreement with Infogrames SA to provide for an aggregate commitment of $50.0 million with primarily the same terms as the previous facility. The Credit Agreement has been subsequently amended to increase the aggregate commitment to $75.0 million and extend the term to December 31, 2002. However, Infogrames SA has agreed that prior to July 1, 2003, it will not demand payment of the outstanding balance of the credit facility at September 30, 2002 of approximately $55.2 million, except under certain circumstances provided for in the amendment.

         c) All warrants held by Infogrames SA and California U.S. Holdings, Inc., a wholly-owned subsidiary of Infogrames SA ("CUSH"), were exercised for an aggregate of 955,000 of the Company's common stock at $0.05 per share.

         d) The Company assumed a $35.0 million revolving credit facility (the "BNP Credit Facility") with BNP Paribas ("BNP") which was to mature on September 17, 2001. On September 14, 2001, the facility was extended to November 30, 2001. This Credit Agreement has been amended to extend its terms and was subsequently paid in full in August 2002.

         e) The Company issued 28,000,000 shares of common stock to CUSH in exchange for all the outstanding shares of INA. The net assets of INA were valued at approximately $5.1 million as of October 2, 2000.

         For the period from December 16, 1999 through June 30, 2000, the Company was granted the non-exclusive right in the United States and Canada to act as the sales agent for INA's products, pursuant to which the Company received 3.0% of net receipts for such products. The parties entered into a subsequent agreement for the period from July 1, 2000 to October 2, 2000, pursuant to which the Company received 15.0% of net receipts for such products. These agreements were terminated upon consummation of the INA Merger.

    -    Services rendered for the purchase of Hasbro Interactive

         On January 26, 2001, Infogrames SA and the Company entered into a letter agreement whereby Infogrames SA agreed to pay the Company a total one-time fee of $1.0 million in consideration for the Company's services rendered to Infogrames SA in connection with the purchase of Hasbro Interactive, Inc., Games.com, Inc., Atari Interactive, Inc. and certain other affiliates of Hasbro Interactive, which was consummated on January 26, 2001.

    -    Purchases and sale of  product

         During the three months ended June 30, 2000 and the years ended June 30, 2001 and 2002, the Company purchased approximately $0.7 million, $0.4 million and $0.3 million of product from Infogrames SA, respectively. No purchases were made for the year ended March 31, 2000. Nominal amounts were outstanding as of June 30, 2001 and 2002. Additionally,

    Infogrames SA had purchased product from the Company representing $0.1 million for the year ended June 30, 2001. No purchases were made by Infogrames SA from the Company for the years ended March 31, 2000 and June 30, 2002, and the three months ended June 30, 2000.

    -    Management fees charged to the Company

         Infogrames SA charges the Company monthly management fees for various global management and systems support. For the year ended March 31, 2000, the three months ended June 30, 2000 and the years ended June 30, 2001 and 2002 management fees charged to the Company from Infogrames SA totaled approximately $0.6 million, $0.2 million, $2.8 million and $3.1 million, respectively. As of June 30, 2001 and 2002, $0.8 million was outstanding at each year end.

    -    Interest expense and facility fees charged to the Company

         Infogrames SA charges the Company monthly interest and fees for the amount outstanding on the related party credit facilities and their usage. The interest rate is LIBOR plus 2.5% for the related party credit facility. The medium-term note entered into during the year ended June 30, 2002 provides for an interest rate of LIBOR plus 2.75%. For the year ended
    March 31, 2000, the three months ended June 30, 2000 and the years ended June 30, 2001 and 2002, the Company incurred interest and fees of approximately $1.1 million, $2.1 million, $3.8 million and $3.5 million, respectively. As of June 30, 2001 and 2002, approximately $0.3 million and $2.2 million and was outstanding, respectively.

    -    Interest expense on notes payable charged to the Company

         Infogrames SA charges the Company monthly interest for the amount outstanding on its long term related party 5.0% subordinated convertible note. The interest rate is approximately 5.0%. For the year ended March 31, 2000, three months ended June 30, 2000 and year ended June 30, 2001 and 2002, the Company incurred interest of approximately $0.9 million, $0.8 million, $3.2 million and $3.3 million, respectively. Furthermore, on December 28, 2001, Infogrames SA assumed the GAP 0% Notes from GAP in exchange for Infogrames SA shares of common stock. Infogrames SA has not changed any of the terms of the former GAP 0% Notes as they relate to the Company. Interest on these notes is being accreted at the rate of 7% and will have a redemption value of $50.0 million at maturity. During the year end June 30, 2002, the Company recorded approximately $1.4 million of interest expense related to these notes for the period that it was owned by Infogrames SA.

    -    Royalty agreement

         The Company and Infogrames SA entered into a distribution agreement, which provides for the distribution by the Company of Infogrames SA's (or any of its subsidiaries) products in the United States, Canada and their territories and possessions, pursuant to which the Company will pay Infogrames SA either 30.0% of the gross profit on such products or 130.0% of the royalty rate due to the developer, whichever is greater. The Company records this charge as royalty expense. For the year ended June 30, 2002, the Company recorded approximately $4.6 million of royalty expense, of which approximately $0.8 million is outstanding at June 30, 2002. The agreement also includes distribution rights by Infogrames SA of the Company's products across Europe, pursuant to which Infogrames SA will pay the Company 30.0% of the gross profit on such products or 130.0% of the royalty rate due to the developer, whichever is greater. The Company recognizes this amount as royalty income. For the year ended June 30, 2002, royalty income earned by the Company based on the agreement amounted to approximately $4.7 million, of which $1.0 million is outstanding at June 30, 2002.

         For the year ended June 30, 2001, the Company recorded approximately $4.9 million of royalty expense which was paid as of year-end and approximately $13.7 million of royalty income of which approximately $2.7 million was outstanding at June 30, 2001. For the year ended March 31, 2000 and the three months ended June 30, 2000, no royalty income or expense was recognized by the Company relating to Infogrames SA.

Transactions with Infogrames Interactive, Inc. (formerly known as Hasbro Interactive, Inc.; "Infogrames Interactive") a wholly-owned subsidiary of Infogrames SA

    -    Purchases of product

         During the year ended June 30, 2001, the Company purchased approximately $9.5 million of product from Infogrames Interactive, representing approximately 9.2% of total purchases by the Company for the year. As of June 30, 2001, the Company has approximately $9.5 million outstanding related to purchase of product from Infogrames Interactive which remained outstanding at June 30, 2001. During the year ended June 30, 2002, no such purchases of product were made and the unpaid balance as of June 30, 2001 has been paid in full.

    -    Royalty agreement

         The Company has a distribution arrangement with Infogrames Interactive. The Company must pay a royalty of either 30.0% of its gross profit or 130.0% of the royalty rate due to the developer, whichever is greater, for all Infogrames Interactive products distributed by the Company. In the fourth quarter of 2002, the Company and Infogrames Interactive agreed to adjust the base sales upon which the royalty is calculated. Accordingly, the Company reduced accrued and unpaid royalties due to Infogrames Interactive by approximately $2.0 million. For the years ended June 30, 2001 and 2002, the Company incurred royalty expense of approximately $9.9 million and $38.4 million related to the distribution of Infogrames Interactive products, of which $9.9 million and $4.4 million is outstanding at June 30, 2001 and 2002, respectively.

    -    Management fees charged and other support

         The Company charges management fees to Infogrames Interactive primarily for legal, financial, information systems and human resource management.
    For the years ended June 30, 2001 and 2002, the Company recorded management fee revenues of approximately $1.3 million and $3.0 million, respectively. Additionally, the Company has incurred costs and spent cash on behalf of Infogrames Interactive in efforts to help in its transition and on-going operations. Including the management fee revenue, the Company has approximately $8.5 million and $1.0 million outstanding as of June 30, 2001 and 2002, respectively.

    -    Settlement of customer returns, price concessions and other allowances

         Customers of Infogrames Interactive (the former Hasbro Interactive), who are current customers of the Company, reduced payments of receivables on current invoices of the Company for returns, price concessions and other allowances. These deductions related to pre-acquisition sales of Infogrames Interactive. Accordingly, the Company, Infogrames SA and Infogrames Interactive agreed to a settlement reimbursing the Company approximately $6.7 million for these deductions. As of June 30, 2002, the Company has received full payment from Infogrames Interactive on this settlement.

    -    Milestone payments advanced

         During the year ended June 30, 2002, the Company advanced, on behalf of Infogrames Interactive, approximately $1.4 million to third party developers for the development of two properties owned by Infogrames Interactive. At June 30, 2002, the entire amount is included in due from related parties.

    -    Guarantor for leased building obligation

         In July 2002, Infogrames Interactive entered into a sale-leaseback transaction with an unrelated party. As part of this transaction, the Company guaranteed the lease obligation of Infogrames Interactive. The lease provides for minimum monthly rental payments of approximately $0.1 million escalating nominally over the 10 year term of the lease. The Company also received indemnification from Infogrames SA from any costs that may be incurred by the Company as a result of the full guaranty.

Transactions with other related parties wholly-owned by Infogrames SA

    -    Transactions with Infogrames Melbourne House

         Infogrames Melbourne House, Australia, a wholly-owned subsidiary of Infogrames SA, is an external product developer for the Company. Services such as product development, designing, and testing for the Company began during the year ended June 30, 2001. For the years ended June 30, 2001 and 2002, services provided and charged to the Company amounted to approximately $0.7 million and $0.3 million, respectively. The Company has no unpaid amount to Infogrames Melbourne House as of June 30, 2001 and approximately $0.3 million is due as of June 30, 2002.

    - Transactions with Infogrames Australia Pty Limited (formerly Ozisoft Pty Limited) ("Infogrames Australia")

         Infogrames Australia is a wholly-owned subsidiary of Infogrames SA. Effective August 25, 2000, the Company charges Infogrames Australia yearly management fees primarily for the management and maintenance of information systems. For the years ended June 30, 2001 and 2002, the Company recognized management fee revenue of approximately $0.4 million and $0.3 million, respectively, which was outstanding at each year end. Additionally, during the year ended June 30, 2002, the Company's Australian operations (Infogrames Pty Limited) used the distribution facilities of Infogrames Australia who distributed product on behalf of Infogrames Pty Limited. The Company recorded distribution revenue of approximately $5.5 million and related distribution costs of approximately $1.0 million. A receivable balance of $4.7 million, not including management fees, from Infogrames Australia remains outstanding for the year ended June 30, 2002. Furthermore, Infogrames Australia has provided operational support to the Company's Australian operations. As of June 30, 2002, the Company has amounts outstanding to Infogrames Australia of approximately $3.0 million for such operational support.

    -    Purchases of product by Infogrames Asia Pacific

         Infogrames Asia Pacific, a wholly-owned subsidiary of Infogrames SA, has purchased product from the Company commencing during the year ended June 30, 2002. For the year ended June 30, 2002, approximately $0.5 million of product was purchased and approximately $0.3 million was outstanding at June 30, 2002.

    -    Transactions with Paradigm Entertainment, Inc.

         Paradigm Entertainment, Inc. ("Paradigm"), a wholly-owned subsidiary of Infogrames SA, is an external product developer located in the United States. Paradigm performs such services as program development, designing and testing for the Company. For the years ended June 30, 2001 and 2002, services provided and charged to the Company amounted to approximately $3.9 million and $7.4 million, of which approximately $1.9 million and $4.0 million, respectively, remains outstanding. Since July 1, 2001, the Company has provided operational support and legal advice, for which approximately $0.3 million was outstanding as of June 30, 2002.

    -    Purchases of product and other services from Infogrames United Kingdom

         During the year ended June 30, 2002, the Company purchased approximately $0.1 million of product from Infogrames United Kingdom ("Infogrames UK"), a wholly-owned subsidiary of Infogrames SA. No such purchase of products were made in any prior periods. Additionally, Infogrames UK has provided operational support and legal advice for the Company's operations in Europe. As of June 30, 2002, the Company owes Infogrames UK approximately $0.8 million related to such operating support, which includes the remaining balance for products purchased.

    -    Sales of product from Infogrames UK

         During the year ended June 30, 2002, the Company sold approximately $0.1 million of product to Infogrames UK of which no amount remains outstanding. No such sales of products were made in any prior periods.

    -    Other activities with Infogrames SA subsidiaries

         During the year ended June 30, 2002, the Company entered various nominal transactions with various Infogrames SA subsidiaries located in North America, Europe, Asia, and South America. The aggregate amount recorded as revenue related to these transactions amounted to approximately $0.2 million of which $0.1 million is outstanding as of June 30, 2002. Additionally, the Company recorded aggregate charges during the year ended June 30, 2002 of approximately $0.1 million which is outstanding as of June 30, 2002.

Employment Agreement with Harry M. Rubin

         The Company and Harry M. Rubin entered into an employment agreement (the "Rubin Employment Agreement"), which is effective as of June 1, 2002. The Term of the Rubin Employment Agreement will continue through May 31, 2007, and may be extended for five additional years under terms that are identical to those contained in the Rubin Employment Agreement.

         Under the Rubin Employment Agreement, Mr. Rubin receives an annual salary of $0.4 million retroactive to January 1, 2002, and is eligible to receive an annual increase in the base salary of five percent. Additionally, Mr. Rubin is eligible to receive an annual bonus of up to 50.0% of his base salary and receives a car allowance of $3,000 per month.

         If, during the Term, Mr. Rubin's employment is terminated by (a) the Company with Cause (as defined in the Rubin Employment Agreement), (b) Mr. Rubin's retirement or (c) reason of Mr. Rubin's voluntary resignation (other than with Good Reason, as defined in the Rubin Employment Agreement, which definition includes certain Change of Control events), then Mr. Rubin will receive only a pro rata portion of the base salary and car allowance through such date of termination.

         If, during the Term, Mr. Rubin's employment is terminated (a) by the Company for reasons other than for Cause or Mr. Rubin's death or disability or
(b) by Mr. Rubin for Good Reason, then Mr. Rubin will receive (i) any portion of his base salary and car allowance payable through the date of termination that remains unpaid, (ii) a lump sum cash severance payment equal to the base salary and car allowance that Mr. Rubin would have otherwise received but for the termination, for a period that is the greater of either (a) the remainder of the Term had termination not occurred, or (b) three years from the effective date of termination, and (iii) a bonus of 50.0% of such aggregate base salary payable to him.

         At least 30 days prior to the expiration of the Rubin Employment Agreement, the Company may propose a five year extension of the Rubin Employment Agreement under identical terms. If the Company fails to make this proposal at least 30 days prior to the expiration (or subsequently revokes its proposal), Mr. Rubin will be entitled to receive a lump-sum cash severance payment equal to the base salary and car allowance that Mr. Rubin would have received if the Term of the Rubin Employment Agreement had remained in effect for an additional two years, plus an amount equal to 50.0% of such aggregate base salary. If the Company proposes to extend the Term of the Rubin Employment Agreement, but Mr. Rubin rejects such proposal, Mr. Rubin will be entitled to receive a lump-sum cash severance payment equal to the base salary and car allowance that Mr. Rubin would have received if the Term of the Rubin Employment Agreement had remained in effect for an additional one year, plus an amount equal to 50.0% of such aggregate base salary.

         Furthermore, in the event of a Change of Control of the Company, all stock options granted to Mr. Rubin prior to the Change of Control event will vest in full immediately.

PROPOSAL 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed Deloitte & Touche to audit the financial statements of the Company for the fiscal year ended June 30, 2003. Such appointment is being presented to the stockholders for ratification at the Annual Meeting. To the Company's knowledge, no member of Deloitte & Touche or any of its associates has any financial interest in the Company or its affiliates.

         During the Company's two most recent fiscal years, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, would have caused them to make reference to the subject matter of the disagreement in their report. None of Deloitte & Touche's reports on the Company's financial statements for either of the past two years contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. Deloitte & Touche also serves as Infogrames SA's independent auditors.

         In addition, there were no reportable events in accordance with Item 304(a)(1)(v) (A)-(D) of Regulation S-K.

         The Company has been advised that a representative of Deloitte & Touche will be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
     RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS THE COMPANY'S
                             INDEPENDENT AUDITORS.

                                  MISCELLANEOUS

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SEC FOR ITS LAST FISCAL YEAR, INCLUDING ANY FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES THERETO, HAS BEEN MAILED WITH THIS PROXY STATEMENT TO STOCKHOLDERS OF THE COMPANY. THE COMPANY WILL FURNISH ANY EXHIBITS TO THE FORM 10-K TO EACH STOCKHOLDER REQUESTING THEM UPON WRITTEN REQUEST TO THE DIRECTOR, INVESTOR RELATIONS, INFOGRAMES, INC., 417 FIFTH AVENUE, NEW YORK, NY 10016 AND PAYMENT OF A FEE OF $0.10 PER PAGE TO COVER COSTS.

         The cost of soliciting proxies will be paid by the Company. The Company has also arranged for reimbursement of brokerage houses, nominees, custodians and fiduciaries for the forwarding of proxy materials to the beneficial owners of shares held of record. Proxies may also be solicited by directors, officers and employees of the Company, but such persons will not be specially compensated for such services.

               SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

         The By-laws contain procedures for stockholder nomination of directors and for other stockholder proposals to be presented before annual stockholder meetings. The By-laws provide that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders' meeting only if written notice is given to the Secretary of the Company of the intent to make such nomination. The notice must be given not later than the close of business on the 75th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the later of: (i) the 75th day prior to the scheduled date of such annual meeting or (ii) the 15th day following the day on which public announcement of the date of such annual meeting is first made by the Company. Such stockholder's notice shall set forth as to each person whom the stockholder proposes to nominate for election or reelection as a Director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company's capital stock which are beneficially owned by such person on the date of such stockholder notice, (iv) the consent of each nominee to serve as a Director if elected, and (v) such information concerning such person as is required to be disclosed concerning a nominee for election as a Director of the Company pursuant to the rules and regulations under the Exchange Act. A stockholder's notice to the Secretary further shall set forth as to the stockholder giving such notice: (i) the name and address, as they appear on the Company's stock transfer books, of such stockholder and of the beneficial owners (if any) of the Company's capital stock registered in such stockholder's name and the name and address of other stockholders known by such stockholder to be supporting such nominee(s), (ii) the class and number of shares of the Company's capital stock which are held of record, beneficially owned or represented by proxy by such stockholder and by any other stockholders known by such stockholder to be supporting such nominee(s) on the record date for the annual meeting in question (if such date shall then have been made publicly available) and on the date of such stockholder's notice, and (iii) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder or in connection therewith.

          Notwithstanding the foregoing provisions, stockholders wishing to have a proposal included in the Company's proxy statement shall comply with the applicable requirements of the Exchange Act, and the rules and regulations thereunder and shall have the rights provided by Rule 14a-8 under the Exchange Act. In order to be eligible under Rule 14a-8 for inclusion in the Company's proxy statement and accompanying proxy at the next annual meeting of stockholders, stockholder proposals must be received by the Company on or before August 24, 2002.

          A copy of the By-law provisions described above is available upon written request to the Director, Investor Relations, Infogrames, Inc., 417 Fifth Avenue, New York, NY 10016. The person presiding at the meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination is properly made.

                                  OTHER MATTERS

         The Board knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

                                        By Order of the Board of Directors

                                        DENIS GUYENNOT
                                        Secretary

New York, New York

October 16, 2002

      Please date, sign and mail your proxy card back as soon as possible!

                         ANNUAL MEETING OF STOCKHOLDERS

                                INFOGRAMES, INC.

                                NOVEMBER 14, 2002

               * Please Detach and Mail in the Envelope Provided *
--------------------------------------------------------------------------------

         PLEASE MARK YOUR
A  [X]   VOTES AS IN THIS
         EXAMPLE.

                                    FOR all nominees                           WITHHOLD
                                     at right (except                         AUTHORITY to
                            as marked to the contrary at right)   vote for all nominees listed at right
1.   Election of                           [ ]                                    [ ]
     Directors

To elect the nominees listed at right to Class II of the Board of Directors:
(INSTRUCTION: To withhold authority to                 Nominees:
   vote for any individual nominee, strike               Class II
   a line through the nominee's name in the                JAMES CAPARRO
   list at right.)                                         DENIS GUYENNOT
                                                           ANN KRONEN
                                                           DAVID WARD

2. APPROVAL OF AUDITORS: To ratify and approve the appointment   FOR                      AGAINST                    ABSTAIN
of Deloitte & Touche LLP as the independent auditors for the fiscal year ending June 30, 2003.
                                                                  [ ]                       [ ]                        [ ]

and in their discretion, upon any other matters that may properly come before the meeting or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR ELECTION AND FOR PROPOSAL 2.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED UNDER ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report on Form 10-K for the fiscal year ended June 30, 2002 of the Company accompanying the same is hereby acknowledged.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

_________________________________________             Dated: _____________, 2002
(SIGNATURE OF STOCKHOLDER)

NOTE: Please sign exactly as your name(s) appears on your stock certificate. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which you are signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.